1460 El Camino Real 2nd Floor Menlo Park, CA 94025-4110 +1.650.838.3600

May 7, 2025

Figure Certificate Company

650 California Street, Suite 2700

San Francisco, CA 94108

Figure Certificate Company

Registration Statement/Form S-1

Ladies and Gentlemen:

We have acted as counsel to Figure Certificate Company, a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company of a post-effective amendment No. 1 to its Registration Statement on Form S-1 (Registration No. 333-275154) initially filed with the Securities and Exchange Commission (the “Commission”) on October 24, 2023,  as amended from time to time thereafter and declared effective on February 18, 2025 (as amended, including by post-effective amendment No. 1, the “Registration Statement”), relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of (i) Figure Transferable Certificates (the “Figure Transferable Certificates”) and (ii) Figure Installment Certificates (the “Figure Installment Certificates,” and together with the Figure Transferable Certificates, the “Securities”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. The offering of the Securities will be as set forth in the prospectus forming part of the Registration Statement (the “Prospectus”).

The Figure Transferable Certificates will be issued pursuant to the Amendment No. 1 to Figure Transferable Certificate Terms and Conditions (the “Transferable Certificate T&C”) filed as an exhibit to the Registration Statement. The Figure Installment Certificates will be issued pursuant to terms and conditions of the Figure Installment Certificates (“Installment Certificate T&C”), which will be in a form to be filed as an exhibit to a post-effective amendment to the Registration Statement or a current report on Form 8-K, to be incorporated in the Registration Statement by reference.

In connection with such matters, we have reviewed originals or copies of the following documents:

(a)	The Registration Statement;

AOSHEARMAN.COM
Allen Overy Shearman Sterling US LLP is a limited liability partnership organized under the laws of the State of Delaware. Allen Overy Shearman Sterling US LLP is affiliated with Allen Overy Shearman Sterling LLP, a limited liability partnership registered in England and Wales with registered number OC306763 and with its registered office at One Bishops Square, London E1 6AD. It is authorized and regulated by the Solicitors Regulation Authority of England and Wales (SRA number 401323). The term partner is used to refer to a member of Allen Overy Shearman Sterling LLP or an employee or consultant with equivalent standing and qualifications. A list of the members of Allen Overy Shearman Sterling LLP and of the non-members who are designated as partners is open to inspection at its registered office at One Bishops Square, London E1 6AD.

(b)	The Prospectus;

(c)	Originals or copies of the certificate of incorporation and bylaws of the Company, as amended through the date hereof;

(d)	The Transferable Certificate T&C; and

(e)	Originals or copies of such other corporate records of the Company, certificates of public officials and of officers of the Company and agreements and other documents as we have deemed necessary as a basis for the opinions expressed below.

In our review, we have assumed:

(a)	The genuineness of all signatures.

(b)	The authenticity of the originals of the documents submitted to us.

(c)	The conformity to authentic originals of any documents submitted to us as copies.

(d)	As to matters of fact, the truthfulness of the representations made in the certificates of public officials and officers of the Company.

In our opinion with respect to the Figure Installment Certificate stated below, we assume that all of the following shall have occurred prior to the issuance of the Figure Installment Certificates (collectively, the “FIC Conditions”):

(a)	The Registration Statement, as finally amended (including all necessary post-effective amendments), has become effective under the Securities Act;

(b)	Any required prospectus supplement or term sheet with respect to the Figure Installment Certificates has been prepared, delivered and filed in compliance with the Securities Act;

(c)	The Installment Certificate T&C shall have been duly established and approved by the Company;

(d)	No authorization, approval, consent or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery or performance by the Company of the Installment Certificate T&C or, if any such authorization, approval, consent, action, notice or filing is required, it has been duly obtained, taken, given or made and is in full force and effect; and

(e)	The terms of the Figure Installment Certificate and the issuance and sale of the Figure Installment Certificate do not and will not:

a.	Contravene certificate of incorporation and bylaws of the Company;
b.	Violate any law, rule or regulation applicable to the Company; or

c.	Result in any conflict with or breach of any agreement or document binding on the Company.

We have not independently established the validity of the foregoing assumptions.

Based upon the foregoing and upon such other investigation as we have deemed necessary and subject to the qualifications set forth below, we are of the opinion that (i) the Figure Transferable Certificates, when delivered and paid for as described in the Transferable Certificate T&C, will be the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and (ii) when the FIC Conditions have been satisfied and the Figure Installment Certificates have been delivered and paid for as described therein, the Figure Installment Certificates will be the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

Our opinions expressed above are subject to the following qualifications:

(a)	Our opinions are subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally (including without limitation all laws relating to fraudulent transfers).

(b)	Our opinions are also subject to the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

(c)	Our opinions are limited to the General Corporation Law of the State of Delaware, and we do not express any opinion herein concerning any other law.

This opinion letter is rendered to you in connection with the preparation and filing of the Registration Statement. This opinion letter may not be relied upon by you for any other purpose without our prior written consent.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Commission promulgated thereunder.

This opinion letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion letter that might affect the opinion expressed herein.

Very truly yours,

SIG/YH/an

CMF